American Funds Global Balanced Fund
April 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$31,883
Class B	$14
Class C	$1,938
Class F-1	$1,247
Class F-2	$4,207
Total	$39,289
Class 529-A	$1,337
Class 529-B	$1
Class 529-C	$219
Class 529-E	$65
Class 529-F-1	$114
Class R-1	$28
Class R-2	$133
Class R-2E*	$-
Class R-3	$256
Class R-4	$168
Class R-5	$59
Class R-5E*	$-
Class R-6	$26,812
Total	$29,192
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2100
Class B	$0.0800
Class C	$0.0900
Class F-1	$0.2000
Class F-2	$0.2400
Class 529-A	$0.2000
Class 529-B	$0.0600
Class 529-C	$0.0800
Class 529-E	$0.1600
Class 529-F-1	$0.2300
Class R-1	$0.1100
Class R-2	$0.1000
Class R-2E	$0.1700
Class R-3	$0.1600
Class R-4	$0.2000
Class R-5	$0.2500
Class R-5E	$0.2400
Class R-6	$0.2500
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	154,876
Class B	120
Class C	20,853
Class F-1	6,393
Class F-2	19,025
Total	201,267
Class 529-A	6,919
Class 529-B	14
Class 529-C	2,671
Class 529-E	415
Class 529-F-1	529
Class R-1	259
Class R-2	1,442
Class R-2E	2
Class R-3	1,650
Class R-4	822
Class R-5	258
Class R-5E*	-
Class R-6	113,344
Total	128,325
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$29.56
Class B	$29.58
Class C	$29.48
Class F-1	$29.57
Class F-2	$29.58
Class 529-A	$29.55
Class 529-B	$29.57
Class 529-C	$29.44
Class 529-E	$29.52
Class 529-F-1	$29.56
Class R-1	$29.50
Class R-2	$29.46
Class R-2E	$29.55
Class R-3	$29.51
Class R-4	$29.56
Class R-5	$29.60
Class R-5E	$29.55
Class R-6	$29.58
*Amount less than one thousand.